UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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Athersys, Inc.
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Athersys, Inc.
3201 Carnegie Avenue
Cleveland, Ohio 44115-2634
To Our Stockholders:
You are invited to attend the 2020 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc. to be held on Thursday, June 18, 2020 at 8:30 a.m., Eastern Daylight Time. We are pleased to enclose the notice of our Annual Meeting, together with the proxy statement, the proxy and an envelope for returning the proxy.
You are asked to: (1) elect the eight Directors nominated by the Board of Directors; (2) ratify the appointment of Ernst & Young LLP as Athersys, Inc.’s independent auditors for the fiscal year ending December 31, 2020; and (3) approve, on an advisory basis, named executive officer compensation.
Your Board of Directors unanimously recommends that you vote: “FOR” the election of each of the eight Director nominees named in the proxy statement; “FOR” the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2020; and “FOR” the approval, on an advisory basis, of named executive officer compensation.
The 2020 Annual Meeting will be a virtual meeting. Due to the public health impact of the novel coronavirus (COVID-19) pandemic and to protect the health and safety of our stockholders, employees and their families, we will not hold an in-person meeting. The Company is holding a virtual Annual Meeting only and stockholders can participate online at http://www.virtualshareholdermeeting.com/ATHX2020 at the appointed date and time. To attend the Annual Meeting, you will need the 16-digit control number located on your proxy card. Please keep your control number in a safe place so it is available to you for the meeting. Using this control number, you will be able to participate in the live meeting. Please allow ample time for online check-in, which will begin at 8:15 a.m., Eastern Daylight Time, on June 18, 2020.
Please carefully review the proxy statement and then complete and sign your proxy and return it promptly. If you attend online and decide to vote electronically during the virtual Annual Meeting, you may withdraw your proxy at the meeting. You may vote electronically at www.proxyvote.com or telephonically at 1-800-690-6903 within the United States and Canada.
Your time and attention to this letter and the accompanying proxy statement and proxy are appreciated.

Sincerely,

/s/ Gil Van Bokkelen
Gil Van Bokkelen
Chairman and Chief Executive Officer
April 29, 2020

Athersys, Inc.
3201 Carnegie Avenue
Cleveland, Ohio 44115-2634
NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS ON
June 18, 2020
The 2020 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc., a Delaware corporation, will be held on Thursday, June 18, 2020, at 8:30 a.m., Eastern Daylight Time, on a virtual-only basis at http://www.virtualshareholdermeeting.com/ATHX2020 for the following purposes:

(1)	To elect the eight Directors nominated by the Board of Directors;

(2)	To ratify the appointment of Ernst & Young LLP as Athersys, Inc.’s independent auditors for the fiscal year ending December 31, 2020;

(3)	To approve, on an advisory basis, named executive officer compensation; and

(4)	To consider other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on Friday, April 24, 2020 are entitled to vote at the Annual Meeting.
The 2020 Annual Meeting will be a virtual meeting. Due to the public health impact of the novel coronavirus (COVID-19) pandemic and to protect the health and safety of our stockholders, employees and their families, we will not hold an in-person meeting. The Company is holding a virtual Annual Meeting only and stockholders can participate online at http://www.virtualshareholdermeeting.com/ATHX2020 at the appointed date and time. To attend the Annual Meeting, you will need the 16-digit control number located on your proxy card. Please keep your control number in a safe place so it is available to you for the meeting. Using this control number, you will be able to participate in the live meeting. Please allow ample time for online check-in, which will begin at 8:15 a.m., Eastern Daylight Time, on June 18, 2020.

By Order of the Board of Directors

/s/ William Lehmann, Jr.
William Lehmann, Jr.
Secretary
April 29, 2020
Even if you expect to attend the virtual Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. You may vote online during the Annual Meeting by following the instructions on the meeting website and if you have the 16-digit control number on your proxy card in the box marked by the arrow. Stockholders who attend the Annual Meeting may revoke their proxies and vote online during the meeting if they so desire. You may also vote electronically at www.proxyvote.com or telephonically at 1-800-690-6903 within the United States and Canada.

Athersys, Inc.
3201 Carnegie Avenue
Cleveland, Ohio 44115-2634
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 2020
The 2020 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc., a Delaware corporation, which we refer to as the “Company,” “Athersys,” “we” and “us”, will be held on Thursday, June 18, 2020, at 8:30 a.m., Eastern Daylight Time, at http://www.virtualshareholdermeeting.com/ATHX2020.
This proxy statement is furnished in connection with the solicitation by the Board of Directors of the Company, which we refer to as the Board, of proxies to be used at the Annual Meeting. This proxy statement and the related proxy are being mailed to stockholders commencing on or about May 6, 2020.
Stockholders of record of the Company at the close of business on Friday, April 24, 2020, or the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, 196,474,528 shares of common stock, par value $0.001 per share, of the Company, which we refer to as Common Stock, were outstanding and entitled to vote. Stockholders have no right to cumulative voting as to any matter, including the election of Directors. Each share of Common Stock is entitled to one vote. At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the vote of the stockholders. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person online or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. Properly executed proxies marked “abstain,” as well as “broker non-votes,” as described below, will be considered “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.
Virtual Annual Meeting
As permitted by Delaware law and our bylaws, we have implemented the virtual annual meeting format in order to mitigate the public health impact of the COVID-19 pandemic and to protect the health and safety of our stockholders, employees and their families.
We remain sensitive to concerns regarding virtual meetings generally from investor advisory groups and other stockholder rights advocates who have voiced concerns that virtual meetings may diminish stockholder voice or reduce accountability. In preparation for the virtual Annual Meeting, (i) we will implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting is a stockholder or proxy holder, (ii) we will implement reasonable measures to provide stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) we will maintain a record of any votes or other action taken by stockholders or proxy holders at the meeting. Additionally, the online format allows stockholders to communicate with us during the meeting so they can ask appropriate questions of the Board or management in accordance with the rules of conduct for the meeting. During the live Q&A session of the meeting, we will answer relevant questions as time permits.
Information regarding the ability of stockholders to ask questions during the Annual Meeting, related rules of conduct at the Annual Meeting, and procedures for posting appropriate questions received during the Annual Meeting, will be posted on our investor relations page in advance of the Annual Meeting. Similarly, matters addressing technical and logistical issues, including technical support during the Annual Meeting and related to accessing the Annual Meeting’s virtual meeting platform, will be available at: http://www.virtualshareholdermeeting.com/ATHX2020.
Attendance and Participation
Our completely virtual Annual Meeting will be conducted on the Internet via live webcast. You will be able to participate in the Annual Meeting online and submit your questions during the meeting; however, we encourage the submission of questions in advance. You also will be able to vote your shares electronically at the Annual Meeting; however, we encourage stockholders to submit their votes electronically in advance.
All stockholders of record as of the Record Date, or their duly appointed proxies, may participate in the Annual Meeting. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card that accompanied your proxy materials, and may also be required to provide your full name to help us validate that you are a shareholder of record. The Annual Meeting webcast will begin promptly at 8:30 a.m., Eastern Daylight Time. We encourage you to access the meeting prior to the start time. Online access will begin at 8:15 a.m., Eastern Daylight Time.
The virtual meeting platform is fully supported across all browsers and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.
Questions
Stockholders may submit questions prior to or during the Annual Meeting. If you wish to submit a question during the meeting, you must first provide your full name, then type your question into the “Ask a Question” field, and click “Submit”. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.
Technical Difficulties
When you access the website at http://www.virtualshareholdermeeting.com/ATHX2020, we will have technicians ready to assist you with any technical difficulties you may have. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or during the meeting time, you will have access to technical support.Technical support will be available beginning at 8:15 a.m., Eastern Daylight Time, on June 18, 2020 through the conclusion of the Annual Meeting.
Required Vote, Abstentions, Broker Non-Votes and Related Matters. Brokers or other nominees who hold shares of Common Stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of Directors or for the approval of other matters that are “non-routine,” without specific instructions from the beneficial owner. The vote required and the treatment of abstentions and broker non-votes for each proposal are described below.
Proposal One — Election of Directors is considered a non-routine matter, and without your instruction, your broker cannot vote your shares with respect to this proposal. The nominees for Director shall be elected by the vote of a majority of the votes cast in person or by proxy for the Director at the Annual Meeting. For this purpose, a majority of votes cast shall mean that the number of shares voted “for” a Director’s election exceeds 50% of the number of votes cast, and votes cast shall exclude abstentions and broker non-votes. In any uncontested election of Directors, any incumbent director nominee who does not receive the vote of the majority of votes cast shall promptly tender his or her resignation to the Board. The Board shall decide, taking into account the recommendation of the Nominations and Corporate Governance Committee of the Board, whether to accept or reject the tendered resignation, or whether other action should be taken.
Proposal Two — Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Auditors for the Fiscal Year Ending December 31, 2020 is considered to be a routine matter. Accordingly, we do not expect broker non-votes on this proposal. The affirmative vote of the holders of a majority of the shares cast for or against, in person or by proxy and entitled to vote, is necessary for the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2020. Under the Company’s bylaws, abstentions will have no effect on this proposal. As an advisory vote, the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2020 is not binding on the Company.
Proposal Three — Approval, on an Advisory Basis, of Named Executive Officer Compensation is considered a non-routine matter, and without your instruction, your broker cannot vote your shares with respect to this proposal. Approval of this proposal requires the affirmative vote of the majority of the votes cast for or against, in person or by proxy and entitled to vote, on such proposal at the Annual Meeting. Under the Company’s bylaws, abstentions and broker non-votes will have no effect on this proposal.
The shares of Common Stock represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares of Common Stock represented by such proxies received will be voted: (i) for the election of each of the eight Director nominees named in this proxy statement; (ii) for the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2020; (iii) for the approval, on an advisory basis, of named executive officer compensation; and (iv) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for other business as may properly come before the Annual Meeting or any adjournment thereof.
Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so. In addition, you may revoke the proxy at any time prior to its exercise either by giving written notice to the Company or by submission of a later-dated proxy.

PROPOSAL ONE
ELECTION OF DIRECTORS
The Board currently consists of the following seven Directors, Gil Van Bokkelen, Lee E. Babiss, John J. Harrington, Hardy TS Kagimoto, Ismail Kola, Lorin J. Randall and Jack L. Wyszomierski, and their current term of office will expire at the Annual Meeting. A new director, Kenneth H. Traub, has been recommended for election as the designee of Radius Venture Partners, or Radius.
At each annual stockholders’ meeting, Directors are elected for a one-year term and hold office until their successors are elected and qualified or until their earlier removal or resignation. Newly created directorships resulting from an increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause may be filled by a majority vote of the remaining Directors then in office.
At the Annual Meeting, eight Directors are to be elected to hold office for a term of one year and until their successors are elected and qualified. The Board recommends that its nominees for Director be elected at the Annual Meeting. The nominees are Gil Van Bokkelen, Lee E. Babiss, John J. Harrington, Hardy TS Kagimoto, Ismail Kola, Lorin J. Randall, Jack L. Wyszomierski and Kenneth H. Traub.
Radius has the right to nominate one individual as a Director pursuant to the terms of a securities purchase agreement so long as Radius meets certain ownership requirements. Also, pursuant to an Investor Rights Agreement, referred to herein as the Investor Rights Agreement, entered into on March 14, 2018 between the Company and HEALIOS K.K., referred to herein as Healios, Healios has the right to nominate (i) one Director to the Board, if Healios owns less than 15% but more than 5% of our outstanding Common Stock, and (ii) two Directors to the Board, provided that Healios owns at least 15% of our outstanding Common Stock, so long as, in either case, the Collaboration Expansion Agreement entered into between the Company and Healios in June 2018 remains in effect. Healios currently owns approximately 8.1% of our outstanding Common Stock, and Dr. Kagimoto has been nominated to continue to serve as Healios’ nominee to the Board.
If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, the proxies will be voted for the election of such other person as a Director as the Board may recommend. Information regarding the nominees for Director is set forth below.
Gil Van Bokkelen, 59. Dr. Van Bokkelen has served as our Chief Executive Officer and Chairman since August 2000. Dr. Van Bokkelen co-founded Athersys in 1995 and has served as Chief Executive Officer and Director since the Company’s founding. Prior to May 2006, he also served as the Company’s President. Dr. Van Bokkelen is also the Chairman of the Board of Governors for the National Center for Regenerative Medicine. He serves on the board of the Alliance for Regenerative Medicine (and served as chairman from 2010 through 2012), a Washington D.C. based consortium of companies, patient advocacy groups, disease foundations, and clinical and research institutions that are committed to the advancement of the field of regenerative medicine, and he served ex officio from 2013 to 2014. He has served on a number of other boards, including the Biotechnology Innovation Organization’s board of directors (from 2001 to 2004, and from 2008 to present). He received his Ph.D. in Genetics from Stanford University School of Medicine, his B.A. in Economics from the University of California at Berkeley, and his B.A. in Molecular Biology from the University of California at Berkeley.
Dr. Van Bokkelen brings to the Board leadership, extensive business, operating, financial and scientific experience, and tremendous knowledge of our Company and the biotechnology industry. Dr. Van Bokkelen also brings his broad strategic vision for our Company to the Board of Directors and his service as the Chairman and Chief Executive Officer of Athersys creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspectives on the business. In addition, having the Chief Executive Officer, and Dr. Van Bokkelen, in particular, on our Board of Directors provides our Company with ethical, decisive and effective leadership.
Lee E. Babiss, 64. Dr. Babiss has served as Lead Director since October 2013 and a Director since August 2010. Dr. Babiss is currently retired, performing consulting services for drug discovery companies from time to time. Previously, Dr. Babiss was the Chief Executive Officer of Gotham Therapeutics Corp., a biotechnology company focused on the discovery and development of small molecule medicines targeting the RNA epitranscriptome, where he served from 2017 until 2019. Dr. Babiss was the CEO of X-Rx, Inc., a biotechnology company focused on the rapid and cost-effective discovery and development of small molecule medicines, where he served from 2012 until his appointment at Gotham Therapeutics. Prior to X-Rx, Dr. Babiss was the Chief Scientific Officer and Executive Vice President of Discovery Innovation of PPD, Inc., a clinical research organization, where he served from February 2010 to 2015. Dr. Babiss was formerly President and Director of Global Pharmaceutical Research at Roche, a pharmaceutical company, from 1998 until his appointment at PPD, Inc. Prior to Roche, Dr. Babiss spent seven years with Glaxo, Inc., now GlaxoSmithKline, a pharmaceutical company, where he held senior positions, including Vice President of Biological Sciences and Genetics. Dr. Babiss received his doctorate in Microbiology from Columbia University and completed his postdoctoral fellowship at the Rockefeller University, where he served as an assistant and associate professor. Dr. Babiss has received numerous fellowship awards and grants and serves on several scientific advisory committees and boards. Dr. Babiss has published over 60 peer-reviewed scientific papers.
Dr. Babiss brings over 20 years of experience developing and leading research and development programs. His strategic leadership and product development knowledge provide a valuable perspective to the Board.
John J. Harrington, 52. Dr. Harrington co-founded Athersys in 1995 and has served as our Chief Scientific Officer, Executive Vice President and Director since our founding. Dr. Harrington led the development of the RAGE® technology, as well as its application for gene discovery, drug discovery and commercial protein production applications. He is a listed inventor on numerous issued or pending United States patents, has authored many scientific publications and has received awards for his work, including being named one of the top international young scientists by MIT Technology Review in 2002. Dr. Harrington has overseen the therapeutic product development programs at Athersys since their inception and is also focused on the clinical development and manufacturing of MultiStem®. During his career, he held positions at Amgen and Scripps Clinic. He received his B.A. in Biochemistry and Cell Biology from the University of California at San Diego and his Ph.D. in Cancer Biology from Stanford University.
Dr. Harrington’s scientific experience and deep understanding of our Company, combined with his drive for innovation and excellence, position him well to serve on the Board of Directors.
Hardy TS Kagimoto, M.D., 43. Dr. Kagimoto joined our Board of Directors in June of 2018. Dr. Kagimoto founded Healios (Tokyo Security Exchange Mothers: 4593), a biotechnology company leading the field of developing iPS cell-based products, where he serves as Chairman and Chief Executive Officer. Dr. Kagimoto is also the President of Sighregen Co., Ltd., a joint venture established for the treatment of ophthalmic diseases and disorders. Dr. Kagimoto is a serial entrepreneur and obsessed with the concept of curing as many patients as possible through technology. Dr. Kagimoto’s first biotech company was Aqumen Biopharmaceuticals, K.K., which he founded in 2005, and served as its Chairman, Chief Executive Officer and President. Aqumen successfully launched BBG (Brilliant Blue G), which gained de-facto-standard status in the ophthalmology community, globally. He then founded Healios in 2011 with the vision to create a world-leading regenerative cell therapy company. He brought Healios public in 2015 and is currently running clinical trials for ischemic stroke and acute respiratory distress syndrome (“ARDS”) in Japan using MultiStem cell therapy (also referred to in Japan as HLCM051). Healios holds the global exclusive rights for iPS cell-based retinal pigment epithelium cell implantation from the Riken Center for Developmental Biology, which is now running the world’s first clinical research using both autologous and allogeneic, HLA-matched iPS cells for wet type age-related macular degeneration. Healios also holds the global exclusive rights for organ bud technology, which mimics the generation of organs, opening the door to supplement the shortage of donors of various organ transplantation. In addition to those developing products, Healios has begun working on the production of next-generation iPS cells with little risk of immune rejection regardless of the HLA type using gene editing technology and next-generation immune oncology cells by combining iPS cell technology and gene editing technology. Dr Kagimoto currently serves on the Board of Directors of Organoid Neogenesis Laboratory, Inc. a subsidiary of Healios. Dr. Kagimoto received his medical degree from Kyushu University, which is where he developed BBG that was commercialized through his establishment of Aqumen.
Dr. Kagimoto brings his experience of taking products from discovery through commercialization, his vision for the rapid progression of regenerative medicine products to treat disease and enrich quality of life, and his entrepreneurial and strategic expertise to the Board.
Ismail Kola, 63. Dr. Kola has served as a Director since October 2010. In retirement, Dr. Kola is a Senior Partner at Forepont Capital, a pharmaceutical venture capital company since April 2019. He was Executive Vice President of UCB S.A. in Belgium, a biopharmaceutical company dedicated to the development of innovative medicines focused on the fields of central nervous system and immunology disorders, and President of UCB New Medicines, UCB’s discovery research through to proof-of-concept in man organization, from November 2009 until his retirement in December 2017. Dr. Kola was formerly Senior Vice President, Discovery Research and Early Clinical Research & Experimental Medicine at Schering-Plough Research Institute, the pharmaceutical research arm of Schering-Plough Corporation, a pharmaceutical company, and Chief Scientific Officer at Schering-Plough Corporation, from March 2007 until his appointment at UCB. Prior to Schering-Plough, Dr. Kola held senior positions from January 2003 to March 2007 at Merck, a pharmaceutical company, where he was Senior Vice President and Site Head, Basic Research. From 2000 to 2003, Dr. Kola was Vice President, Research, and Global Head, Genomics Science and Biotechnology, at Pharmacia Corporation, a pharmaceutical company.
Prior to his position with Pharmacia, Dr. Kola spent 15 years as Professor of Human Molecular Genetics and was Director of the Centre for Functional Genomics and Human Disease at Monash Medical School in Australia. Dr. Kola received his Ph.D. in Medicine from the University of Cape Town, South Africa, his B.Sc. from the University of South Africa, and his B.Pharm. from Rhodes University, South Africa. Dr. Kola served on the board of directors of Biotie Therapies, Inc. (NASDAQ: BITI) (and previously Synosia, who merged with Biotie) from February 2011 until May 2016 when it was sold to Acorda Therapeutics, where he also served on the compensation committee. Dr. Kola served on the boards of directors of Astex Therapeutics (NASDAQ: ASTX) from May 2010 until its sale to Otsuka Pharmaceuticals in October 2013, Ondek Pty Ltd from 2009 to 2011, and Promega Corporation from 2003 to 2007. Since June 2018, he has been a director of Mobius Medical, a start-up company and since June 2018, he has been a director of Infinion Biopharma. Dr Kola also serves as Board Member at Forepont Capital since October 2019 and a Member of the Scientific Advisory Board of GIMV, Belgium  (GIMB.BR). Dr. Kola has authored over 150 publications in scientific and medical journals and is the named inventor on at least a dozen patents. Dr. Kola holds Adjunct Professorships of Medicine at Washington University in St. Louis, Missouri, and Monash University Medical School; a Foreign Adjunct Professorship at the Karolinska Institute in Stockholm, Sweden; and was elected William Pitt Fellow at Pembroke College, Cambridge University, UK in 2008. Dr. Kola has also been appointed a Visiting Professor at Oxford University, Nuffield School of Medicine, Oxford UK, since September 2012.
Dr. Kola has led many teams that have brought medicines successfully to the market. Dr. Kola’s experience and leadership in taking numerous drugs from the research stage to market or late stage development brings a unique and valuable perspective to our Board.
Lorin J. Randall, 76. Mr. Randall has served as a Director since September 2007. Mr. Randall is an independent financial consultant and previously was Senior Vice President and Chief Financial Officer of Eximias Pharmaceutical Corporation, a development-stage drug development company, from 2004 to 2006. From 2002 to 2004, Mr. Randall served as Senior Vice President and Chief Financial Officer of i-STAT Corporation, a publicly traded manufacturer of medical diagnostic devices that was acquired by Abbott Laboratories in 2004. From 1995 to 2001, Mr. Randall was Vice President and Chief Financial Officer of CFM Technologies, Inc., a publicly traded manufacturer of semiconductor manufacturing equipment. Mr. Randall currently serves on the board of directors of Acorda Therapeutics, Inc. (NASDAQ: ACOR) since 2006, where he serves as audit committee chairman and serves on the nominations and governance committee. From 2016 to 2019 Mr. Randall served on the board of, Aurinia, Inc. (NASDAQ: AUPH; TSX: AUP), where he served as chair of the audit committee and lead independent director. He previously served on the boards of directors of Tengion, Inc. (OTCQB: TNGN) from 2008 to 2014, where he served as chairman of the audit committee and a member of the compensation committee, Opexa Therapeutics, Inc. (NASDAQ: OPXA) from 2007 to 2009, where he served as chair of the audit committee, and Nanosphere, Inc. (NASDAQ: NSPH) from 2008 to 2016 where he served as chairman of the board and chairman of the audit committee. Mr. Randall received a B.S. in accounting from The Pennsylvania State University and an M.B.A. from Northeastern University.
Mr. Randall’s strong financial and human resources background and his service on the audit and compensation committees of other companies provides expertise to the Board, including an understanding of financial statements, compensation policies and practices, corporate finance, developing and maintaining effective internal controls, accounting, employee benefits, investments and capital markets. These qualities also formed the basis for the Board’s decision to appoint Mr. Randall as chairman of the Audit Committee and the Compensation Committee.
Jack L. Wyszomierski, 64. Mr. Wyszomierski has served as a Director since June 2010. From 2004 until his retirement in June 2009, Mr. Wyszomierski served as the Executive Vice President and Chief Financial Officer of VWR International, LLC, a supplier and distributor of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2004, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation, a pharmaceutical company, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Prior to joining Schering-

Plough, he was responsible for capitalization planning at Joy Manufacturing Company, a producer of mining equipment, and was a management consultant at Data Resources, Inc., a distributor of economic data. Mr. Wyszomierski currently serves on the board of directors of SiteOne Landscape Supply, Inc. (NYSE: SITE) since 2016, where he serves as chairman of the nominations and governance committee and a member of the audit committee, Solenis, Inc., a privately held chemicals company since 2014, where he serves as chairman of the audit committee, Xoma Corporation (NASDAQ: XOMA) since 2010, where he serves as chairman of the compensation committee and a member of the audit committee, and Exelixis, Inc. (NASDAQ: EXEL) since 2004, where he serves as chairman of the audit committee and a member of the nominations and governance committee. Mr. Wyszomierski was also a member of the board of directors and chairman of the audit committee at Unigene Laboratories, Inc. (OTC: UGNE). Mr. Wyszomierski holds a M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University.
Mr. Wyszomierski’s extensive financial reporting, accounting and finance experience and his service on the audit committees of other public companies, as well as his experience in the healthcare and life sciences industries, provides financial expertise to the Board, including an understanding of financial statements, corporate finance, developing and maintaining effective internal controls, accounting, investments and capital markets.

Kenneth H. Traub, 58. Since September 2019, Mr. Traub has served as the Managing Member of the General Partner of Delta Value Group Investment Partnership, LP, an investment firm. Since 2012, he has served as a director and as Chairman since 2017 of DSP Group, Inc. (NASDAQ: DSPG), a leading global provider of chipsets for voice and wireless communications. Since 2018, Mr. Traub has also served as a director of Tidewater, Inc., (NYSE: TDW), a global provider of vessels for the offshore drilling industry. From December 2015 to January 2019, he was a Managing Partner at Raging Capital Management, LLC, an investment firm. From 2009 through 2015, he was President and Chief Executive Officer of Ethos Management LLC, an investment firm. From 1999 until its acquisition by JDS Uniphase Corp. ("JDSU") in 2008, Mr. Traub served as President and Chief Executive Officer of American Bank Note Holographics, Inc. ("ABNH"), a leading global supplier of optical security devices for the protection of documents and products against counterfeiting. Following the sale of ABNH, he served as Vice President of JDSU, a global leader in optical technologies and telecommunications. In 1994, Mr. Traub co-founded Voxware, Inc., a pioneer in voice over Internet protocol communication technologies, and served as its Executive Vice President and Chief Financial Officer through 1998. From 1988 to 1994, he served as Vice President of Trans-Resources, Inc., a multi-national holding company and investment manager. He previously served on the boards of directors of the following public companies: Phoenix Technologies, Inc., a supplier of the basic input-output system for the personal computer industry, from 2009 until the company was sold in 2010, iPass, Inc., a provider of mobility services for Enterprises and Carriers, from 2009 to 2013, MIPS Technologies, Inc., a leading provider of industry standard processor architectures and cores, from 2011 until the company was sold in 2013, Xyratex Limited, a leading supplier of data storage technologies, from 2013 until the company was sold in 2014, Vitesse Semiconductor Corporation, a leading supplier of integrated circuit solutions for next-generation carrier and enterprise networks, from 2013 until the company was sold in 2015, A. M. Castle & Co., a specialty metals and plastics distribution company from 2014 to 2016, MRV Communications, Inc., a provider of packet and optical communications network equipment, from 2011 until the company was sold in 2017, IDW Media Holdings, a diversified media company, from 2015 to 2018 and Gulfmark, Inc., a global provider of vessels for the offshore drilling industry, from 2017 until Gulfmark merged with Tidewater in 2018, Immersion Corporation, a leading provider of haptics technology, from 2018 to 2019, and Intermolecular, Inc., an innovator in materials sciences, from 2016 until the Company was sold in 2019 and where Mr. Traub served as Chairman from 2018 until the sale. He also served as the Chairman of the Board of the NJ chapter of the Young Presidents Organization and on the board of the NJ chapter of the World Presidents Organization since 2012. Mr. Traub received a BA from Emory College and an MBA from Harvard Business School.

Mr. Traub previously served as a director of Athersys from 2012 to 2016. Mr. Traub's extensive experience and expertise in managing and growing companies to maximize shareholder value and his knowledge of the Company will contribute to the Board’s effectiveness in strategic, financial, operational and governance matters.
The Board unanimously recommends that stockholders vote FOR the election of each of the eight Director nominees named in this proxy statement.

THE BOARD OF DIRECTORS AND ITS COMMITTEES
Director Independence
The Board reviews the independence of each Director at least annually. During these reviews, the Board will consider transactions and relationships between each Director (and his or her immediate family and affiliates) and the Company and our management to determine whether any such transactions or relationships are inconsistent with a determination that the Director was independent. The Board conducted its annual review of Director independence, including Mr. Traub as director nominee, to determine if any transactions or relationships exist that would disqualify any of the individuals who serve as a Director under the rules of the NASDAQ Capital Market, or NASDAQ, or require disclosure under Securities and Exchange Commission, or SEC, rules. Based upon the foregoing review, the Board determined the following individuals are independent under the rules of the NASDAQ: Dr. Babiss, Dr. Kola, Mr. Randall, Mr. Wyszomierski and Mr. Traub. Currently, we have two members of management who also serve on the Board, Dr. Van Bokkelen, who is also our Chairman and Chief Executive Officer, and Dr. Harrington, who is our Executive Vice President and Chief Scientific Officer. Dr. Kagimoto is Chairman, Chief Executive Officer and President of Healios; the Company and Healios are parties to a licensing arrangement pursuant to which Athersys has received, and may continue to receive, significant payments. Dr. Van Bokkelen, Dr. Harrington and Dr. Kagimoto are not considered independent under the independence rules of the NASDAQ.
The Board held twenty meetings during fiscal year 2019. All of the Directors attended at least 75% of the total meetings held by the Board of Directors and by all committees on which he served during fiscal year 2019 with the exception of Dr. Kagimoto. Dr. Kagimoto resides in Japan and attended all regularly scheduled Board of Directors meetings but was unable to attend several special meetings of the Board due to either his business commitments at Healios, which could not be rescheduled, or due to it being night in Japan. As noted previously, Healios has a contractual right to nominate Dr. Kagimoto for re-election.
Attendance at Annual Meeting
Although the Company does not have a policy with respect to attendance by the Directors at the Annual Meeting, Directors are encouraged to attend. The Company held an annual meeting of stockholders last year, which was attended by six of the seven Directors.
Committees
The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominations and Corporate Governance Committee. The Board of Directors has adopted a written charter for each of these committees. From time to time, the Board of Directors also conducts business through other duly appointed committees, such as an Executive Committee or Pricing Committee. The charters for the three standing committees, as well as our Code of Business Conduct and Ethics, are posted and available under the Investor page on our website at www.athersys.com. Stockholders may request copies of these corporate governance documents, free of charge, by writing to Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115, Attention: Corporate Secretary.
Audit Committee
The Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, including the resolution of any disagreements between management and the auditors regarding financial reporting. Additionally, the Audit Committee approves all related-party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K. The current members of the Audit Committee are Dr. Babiss, Mr. Randall and Mr. Wyszomierski. The Board of Directors has determined that each of Mr. Randall and Mr. Wyszomierski is an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K, and along with Dr. Babiss, an “independent director,” as defined in the NASDAQ listing standards. We expect that Mr. Traub will join the Audit Committee in June 2020 if elected to our Board of Directors, and Dr. Babiss will step down. The Audit Committee held five meetings during fiscal year 2019.

Compensation Committee
The Compensation Committee is responsible for, among other things, annually reviewing and approving, or recommending to the Board of Directors for approval, the salaries and other compensation, including stock incentives, of our executive officers, including our Chief Executive Officer. The Compensation Committee is also responsible for reviewing and recommending to the Board of Directors, with guidance from independent compensation consultants, as appropriate, the compensation of our non-employee Directors, engaging and determining the fees of compensation consultants, if any, and overseeing regulatory compliance with respect to compensation matters. The Compensation Committee reviews, or recommends to the Board of Directors for approval, corporate goals and objectives relevant to the compensation of the executive officers and evaluates the performance of the executive officers in light of those corporate goals and objectives. The Compensation Committee also considers the duties and responsibilities of the executive officers and approves, or recommends to the Board of Directors for approval, the compensation levels for those executive officers based on those evaluations and any other factors as it deems appropriate. In determining or recommending, as applicable, incentive compensation, the Compensation Committee also considers the Company’s performance and relative stockholder return, the value of similar awards to executive officers of comparable companies, and the awards given to the Company’s executive officers in past years. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. For more information regarding the role of our Chief Executive Officer and compensation consultants in determining executive and director compensation, please see “Executive Compensation – Role of the Chief Executive Officer” and “– Role of the Independent Compensation Consultant” below. The current members of the Compensation Committee are Dr. Babiss, Dr. Kola, Mr. Randall and Mr. Wyszomierski. The Compensation Committee held four meetings during fiscal year 2019.
Nominations and Corporate Governance Committee
The Nominations and Corporate Governance Committee is responsible for, among other things, evaluating and recommending to the Board of Directors qualified nominees for election as Directors and qualified Directors for committee membership, as well as developing and recommending to the Board corporate governance principles applicable to the Company. The current members of the Nominations and Corporate Governance Committee are Dr. Babiss, Dr. Kola, Mr. Randall, and Mr. Wyszomierski. The Nominations and Corporate Governance Committee held one meeting during fiscal year 2019.
The Nominations and Corporate Governance Committee identifies individuals qualified to become members of the Board of Directors and recommends candidates to the Board to fill new or vacant positions. Except as may be required by rules promulgated by NASDAQ or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. In recommending candidates, the Nominations and Corporate Governance Committee considers such factors as it deems appropriate, consistent with criteria approved by the Board of Directors. These factors may include judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, experience in corporate governance, experience in business and human resource management, the interplay of the candidate’s experience with the experience of other members of the Board of Directors and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees of the Board. When considering diversity, the Nominations and Corporate Governance Committee considers the breadth and diversity of experience brought by the various nominees for Director in functional areas including pharmaceutical, capital markets, biotechnology, commercialization, clinical and financial. The Nominations and Corporate Governance Committee recommends candidates to the Board of Directors based on these factors and also considers possible conflicts of interest when making its recommendations to the Board.
The Nominations and Corporate Governance Committee has used an independent search firm in identifying potential director candidates. Historically, as needed, the search firm has performed initial screenings of candidates, prepared candidate biographies, evaluated candidates’ credentials and conducted reference checks.
The Nominations and Corporate Governance Committee will give appropriate consideration to qualified persons recommended by stockholders for nomination as our Directors, provided that the stockholder delivers written notice to the Secretary of the Company, which contains the following information:

•	the name and address of the stockholder and each Director nominee;

•	a representation that the stockholder is entitled to vote and intends to appear in person or by proxy at the meeting;

•	a description of any and all arrangements or understandings between the stockholder and each nominee;

•	such other information regarding the nominee that would have been required to be included by the SEC in a proxy statement had the nominee been named in a proxy statement;

•	a brief description of the nominee’s qualifications to be a Director; and

•	the written consent of the nominee to serve as a Director if so elected.
The Nominations and Corporate Governance Committee evaluates candidates proposed by stockholders, if any, using the same criteria as for other candidates not nominated by stockholders.
Board Leadership Structure
We operate in a complex and dynamic industry. Therefore, the Board believes that our Chief Executive Officer is the most appropriate person to serve as our Chairman because he possesses in-depth knowledge of the issues, opportunities and challenges facing our business. Because of this knowledge and insight, he is in the best position to effectively identify strategic opportunities and priorities and to lead the discussion for the execution of the Company’s strategies and achievement of its objectives. As Chairman, our Chief Executive Officer is able to:

•	focus the Board on the most significant strategic goals and risks of our businesses;

•	utilize the individual qualifications, skills and experience of the other members of the Board in order to maximize their contributions to the Board;

•	ensure that each other member of the Board has sufficient knowledge and understanding of our businesses to enable him to make informed judgments; and

•	facilitate the flow of information between the Board and management of the Company.
The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategic development and execution of our business strategies, which is essential to effective governance. In an effort to further enhance our governance, the Board appointed Dr. Babiss as our “Lead Director,” and he has served in that role since 2013. The roles and responsibilities of the Lead Director include:

•	providing general leadership of the affairs of the independent Directors;

•	presiding over all executive sessions of the Board;

•	serving as primary liaison between the independent Directors and the Chairman and Chief Executive Officer, including facilitating organization and communication among the independent Directors;

•	in conjunction with the Nominations and Corporate Governance Committee, identifying underperforming Directors and providing appropriate counseling for improvement;

•	providing advice and consultation to the Chairman and Chief Executive Officer;

•	being available to discuss with any Director any concerns that he may have regarding the Board, the Company or the management team; and

•	fulfilling such other duties as the Board may provide from time to time.
The Board’s Role in Risk Oversight
The Board oversees the risk management of the Company. The full Board of Directors, as supplemented by the appropriate board committee in the case of risks that are overseen by a particular committee, reviews information provided by management in order for the Board to oversee its risk identification, risk management and risk mitigation strategies. The Board committees assist the full Board’s oversight of our material risks by focusing on risks related to the particular area of concentration of the relevant committee. For example, our Compensation Committee oversees risks related to our executive compensation plans and arrangements, our Audit Committee oversees the financial reporting and control risks, and our Nominations and Corporate Governance Committee oversees risks associated with the independence of the Board and potential conflicts of interest. Each committee reports on these discussions of the applicable relevant risks to the full Board during the committee reports portion of each Board meeting, as appropriate. The full Board incorporates the insight provided by these reports into its overall risk management analysis. We believe that the Board leadership structure complements our risk management structure because it allows our independent directors, through independent committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Certain Relationships and Related Person Transactions
We give careful attention to related person transactions because they may present the potential for conflicts of interest. We refer to “related person transactions” as those transactions, arrangements, or relationships in which:

•	we were, are or are to be a participant;

•	the amount involved exceeds $120,000; and

•
any of our Directors, executive officers, nominees for Director or greater-than five percent stockholders (or any of their immediate family members) had or will have a direct or indirect material interest.

To identify related person transactions in advance, we rely on information supplied by our executive officers, Directors and certain significant stockholders. We maintain a comprehensive written policy for the review, approval or ratification of related person transactions, and our Audit Committee reviews all related person transactions identified by us. The Audit Committee approves or ratifies only those related person transactions that are determined by it to be, under all of the circumstances, in the best interest of the Company and its stockholders. Other than our arrangement with Healios as described below, no related person transactions occurred in fiscal 2019 that required a review by the Audit Committee.
Since 2016, we have had a collaboration with Healios to develop and commercialize MultiStem for the treatment of certain indications in Japan pursuant to the terms of a license agreement. In 2018, the collaboration was significantly expanded to include, among other things, an exclusive license to our technology for the development and commercialization of additional indications, for which we received $20.0 million in license fees, of which $10.0 million was paid up front and an additional $10.0 million was paid in quarterly installments, the final installment of which was received in 2019. Also in connection with that expansion, in 2018 Healios purchased 12,000,000 shares of our Common Stock for $21.1 million and thereby became an owner of greater than 5% of our outstanding Common Stock. Healios also received a warrant to purchase 20,000,000 additional shares ("Warrant Shares") of Common Stock thereby as part of this transaction. In June 2019, 16,000,000 of these Warrant Shares became no longer exercisable and expired unexercised. In March 2020, Healios exercised in full the remaining 4,000,000 Warrant Shares for which we received proceeds of approximately $7.0 million. We provide manufacturing and related services to Healios under our collaboration agreements, and such services are ongoing.
Communications with Directors
Information regarding how our stockholders and other interested parties may communicate with the Board of Directors as a group, with the non-management Directors as a group, or with any individual Director is included on the Contact Us page under “Our Company” on our website at www.athersys.com.

PROPOSAL TWO
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR
THE FISCAL YEAR ENDING DECEMBER 31, 2020
The Audit Committee of the Board has appointed Ernst & Young LLP as the independent auditors of the Company to examine the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2020. During fiscal year 2019, Ernst & Young LLP examined the financial statements of the Company and its subsidiaries, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
Although stockholder approval of this appointment is not required by law or binding on the Audit Committee, the Board believes that stockholders should be given the opportunity to express their views on this matter. If the stockholders do not ratify the appointment of Ernst & Young LLP as the Company’s independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young LLP.
It is expected that representatives of Ernst & Young LLP will attend the Annual Meeting, with the opportunity to make a statement if so desire and will be available to answer appropriate questions.
Required Vote
The affirmative vote of the holders of a majority of the votes cast for or against, in person or by proxy and entitled to vote, is necessary for the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2020. Under the Company’s bylaws, abstentions will have no effect on this proposal. As this proposal is considered to be a routine matter, we do not expect broker non-votes on this proposal. As an advisory vote, the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2020 is not binding on the Company.
The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2020.
Principal Accountant Fees and Services
Audit Fees. Fees paid to Ernst & Young LLP for the audit of the annual consolidated financial statements included in the Company’s Annual Reports on Form 10-K, for the reviews of the consolidated financial statements included in the Company’s Forms 10-Q and for services related to registration statements were $861,950 for the fiscal year ended December 31, 2019 and $991,050 for the fiscal year ended December 31, 2018. The higher fees in 2018 relate to the implementation of the new revenue recognition standard and other complex areas of accounting, as well as the implementation of a new enterprise resources planning platform in 2018.
Audit-Related Fees. Fees paid to Ernst & Young LLP for audit-related services in 2019 and 2018 were $0 and $4,500, respectively.
Tax Fees. Fees paid to Ernst & Young LLP associated with tax compliance and tax consultation were $60,506 and $83,580 for the fiscal years ended December 31, 2019 and 2018, respectively. The higher fees in 2018 relate to tax consultations associated with tax reform as well as fees related to international tax considerations in 2018.
All Other Fees. There were no other fees paid to Ernst & Young LLP in 2019 or 2018.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has adopted a formal policy on auditor independence requiring the pre-approval by the Audit Committee of all professional services rendered by the Company’s independent auditor prior to the commencement of the specified services.
For the fiscal year ended December 31, 2019, 100% of the services described above were pre-approved by the Audit Committee in accordance with the Company’s formal policy on auditor independence.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board is composed of at least three Directors who are independent and operates under a written Audit Committee charter adopted and approved by the Board. The Audit Committee annually selects the Company’s independent auditors. The written charter of the Audit Committee is posted and available under the Investor page under “Corporate Governance” on our website at www.athersys.com.
Management is responsible for the Company’s internal controls and financial reporting process. Ernst & Young LLP, the Company’s independent auditor, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards, issuing a report thereon and assessing the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to provide oversight to these processes.
In fulfilling its oversight responsibility, the Audit Committee relies on the accuracy of financial and other information, opinions, reports and statements provided to the Audit Committee. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Audit Committee’s oversight assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or the audited financial statements are presented in accordance with generally accepted accounting principles.
The Audit Committee has reviewed and discussed with the Company’s management and Ernst & Young LLP the audited financial statements of the Company for the year ended December 31, 2019. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.
The Audit Committee has also received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP such independent auditors’ independence. The Audit Committee has also considered whether Ernst & Young LLP’s provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s financial statements is compatible with maintaining their independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
Audit Committee
Board of Directors

Lorin J. Randall
Lee E. Babiss
Jack L. Wyszomierski

PROPOSAL THREE
APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION
In this Proposal Three, as required pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 14a-21(a) promulgated thereunder, we are providing our stockholders the opportunity to cast an advisory (nonbinding) vote on the compensation paid to the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” below, pursuant to the compensation rules of the SEC. While this vote is advisory, and not binding on the Company, the Board values the opinions of our stockholders and the Compensation Committee will review the result of the vote and take it into consideration when making future decisions regarding executive compensation. This advisory (nonbinding) vote is currently conducted every year. We expect to hold our next advisory vote at our 2021 annual meeting of stockholders.
We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our stockholders to vote “FOR” the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the Company’s named executive officer compensation, as disclosed in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) pursuant to Item 402 of Regulation S-K in this proxy statement.”
Required Vote
The approval of this Proposal Three requires the affirmative vote of the majority of the votes cast for or against, in person or by proxy and entitled to vote, on such proposal at the Annual Meeting. Under the Company's bylaws, abstentions and broker non-votes will have no effect on this proposal.
The Board unanimously recommends that you vote FOR Proposal Three, the advisory vote to approve named executive officer compensation.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers for 2019, which include Dr. Gil Van Bokkelen, our Chief Executive Officer, Ms. Laura Campbell, our Senior Vice President of Finance, Mr. William (BJ) Lehmann, Jr., our President and Chief Operating Officer and Dr. John Harrington, our Executive Vice President and Chief Scientific Officer, and places in perspective the data presented in the compensation tables and narratives that follow. Mr. Ivor Macleod was appointed as our Chief Financial Officer effective January 31, 2020 and is expected to be considered a named executive officer for the purposes of our 2021 proxy statement. Mr. Macleod has over three decades of global experience across all aspects of the life sciences value chain and will help plan and execute our financial and business strategy. The role of principal financial officer was held by Ms. Campbell through the filing in March 2020 of our Annual Report on Form 10-K for the year ended December 31, 2019, and by Mr. Macleod thereafter. Ms. Campbell will continue to serve as our principal accounting officer.

We are an international biotechnology company that is focused primarily in the field of regenerative medicine. We are committed to the discovery and development of best-in-class therapies designed to extend and enhance the quality of human life and have established a portfolio of therapeutic product development programs to address significant unmet medical needs in multiple disease areas. Our MultiStem cell therapy, a patented and proprietary allogeneic stem cell product, is our lead platform product and is currently in clinical development. Our most advanced program is focused on the treatment of ischemic stroke, which is currently being evaluated in a registrational trial by Healios in Japan, and our pivotal Phase 3 clinical trial under a Special Protocol Assessment, or SPA, in primarily North America and Europe. Our current clinical development programs are focused on treating critical care and other conditions where current standard of care is limited or inadequate for many patients. These represent major areas of clinical need, as well as substantial commercial opportunities.
As further discussed in this section, our compensation and benefit programs help us attract, retain and motivate individuals who will maximize our business results by working to meet or exceed established company or individual objectives. In addition, we reward our executive officers for meeting certain developmental milestones, such as completing advancements in product candidate development, strategic partnerships, operational capabilities and other financial transactions that add to our capital resources or create value for our stockholders.
The following are the highlights of our 2019 compensation and benefit programs:

•	increased the base salaries of our named executive officers; and

•	granted stock options and restricted stock unit (which we refer to as "RSUs") awards to our named executive officers under our annual equity compensation program.
The following discussion and analysis of our compensation and benefit programs for 2019 should be read together with the compensation tables and related disclosures that follow this section. This discussion includes forward-looking statements based on our current plans, considerations, expectations and determinations about our compensation program. Actual compensation decisions that we may make for 2020 and beyond may differ materially from our recent past.
Compensation Objectives and Philosophy
Our executive compensation programs are designed to:

•	recruit, retain and motivate executives and employees that can help us achieve our core business goals;

•	provide incentives to promote and reward superior performance throughout the organization, which we refer to as Pay for Performance;

•	facilitate stock ownership and retention by our executives; and

•	promote alignment between executives and the long-term interests of stockholders.
The Compensation Committee seeks to achieve these objectives by:

•	establishing a compensation program that is market competitive and internally fair;

•
linking individual and corporate performance with certain elements of compensation through the use of equity grants, cash performance compensation or other means of compensation, the value of which is substantially tied to the achievement of our corporate goals; and

•	when appropriate, given the nature of our business, rewarding our executive officers for both Company and individual achievements with one-time performance awards.
At the 2019 Annual Meeting of Stockholders, over 86% of the votes cast were voted in favor of the approval of our named executive officer compensation. Our Compensation Committee believes that the stockholder vote reinforces the objectives and philosophy of our executive compensation programs. Accordingly, we did not make any changes to our executive compensation decisions or policies as a result of the 2019 stockholder vote.
Components of Compensation
Our executive compensation program includes the following elements:

•	base salary;

•	cash incentive compensation;

•	long-term equity incentive plan awards; and

•	retirement and health and other insurance benefits.
Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. We consider competitive practices, relative management level and operating responsibilities of each executive officer when determining the compensation elements to reward his or her ability to impact short-term and long-term results.
Role of the Chief Executive Officer
Historically, our Chief Executive Officer has taken the lead in providing our Board of Directors with advice regarding executive compensation. For 2019, the Compensation Committee considered recommendations from our Chief Executive Officer regarding the compensation for and performance of our executive officers (other than himself) in relation to company-specific corporate goals that were established by the Compensation Committee and approved by the Board of Directors. These achievements related to potential cash incentive compensation payments and salary increases. The Compensation Committee considers the recommendations made by our Chief Executive Officer because of his knowledge of the business and the performance of the other executive officers. The Compensation Committee is not bound by the input it receives from our Chief Executive Officer. Instead, the Compensation Committee exercises independent discretion when making executive compensation decisions. We describe and discuss the particular compensation decisions made by the Compensation Committee regarding the 2019 compensation of our named executive officers below under “Elements of Executive Compensation.”
Role of the Independent Compensation Consultant
From time to time, the Compensation Committee has directly engaged and retained the services of an independent compensation consultant, Arnosti Consulting, Inc., or Arnosti. During 2019, at the request of the Compensation Committee, Arnosti assisted the Compensation Committee in evaluating the compensation arrangements for the named executive officers and the Board of Directors, as well as preparation and analysis of comparative compensation data.
The Company pays the cost for Arnosti’s services. However, the Compensation Committee retains the sole authority to engage, direct or terminate Arnosti’s services. In 2019, the Compensation Committee considered and assessed Arnosti's independence, plus all relevant factors, including but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Arnosti’s work. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Arnosti.
Elements of Executive Compensation
In General. The executive team’s performance for overall compensation evaluation purposes is measured effectively on a "look back" basis against predefined corporate goals and objectives, which include metrics of key programmatic achievements (for example, clinical, regulatory, manufacturing, process development and core capability advancement), business development objectives, and operational and financial performance (for example, capital acquisition and management), among others. Each executive’s performance is evaluated based on the Company’s performance as a whole, which evaluation is then combined with an evaluation of individual performance against goals and objectives relevant to his or her area of responsibility.

In fiscal 2019, the Company and the executive team did not achieve certain key goals but did achieve some important corporate objectives. We entered into a new equity facility in 2019 as a follow-on to the existing facility, providing access to capital up to $100 million from sales of our common stock over a three-year period. On the clinical development front, we obtained highly promising results from our exploratory ARDS trial and our ARDS program received Fast Track designation from the U.S. Food and Drug Administration. We also fulfilled Healios' requirements for the supply of clinical product under our collaboration arrangement. However, certain operational and strategic goals were not achieved and after due consideration, no cash incentive awards were paid to our executives, described further below.
In general, we use comparative pay data as a market check on our proposed compensation decisions, but do not mandate target ranges for our named executive officers' salaries (or any other compensation elements) as compared to peers. The reason for this is because we recognize that over-reliance on external comparisons can be of concern. As a result, we use external comparisons as only one point of reference in our compensation-setting process, and we are mindful of the value and limitations of comparative data.
Our peer group consists of twenty-two companies with a similar stage of development, market capitalization and revenues, including Abeona Therapeutics, Inc., Agenus, Inc., Akebia Therapeutics, Inc., Ardelyx, Inc., AVEO Pharmaceuticals, Inc., Calithera Biosciences, Inc., ChemoCentryx, Inc., Chimerix Inc., Concert Pharmaceuticals, Inc., Cytokinetics, Inc., Epyzime, Inc., Five Prime Therapeutics, Inc., Geron Corp, Idera Pharmaceuticals, Inc., Immune Design Corp., Infinity Pharmaceuticals, Inc., Inovio Pharmaceuticals, Inc., MacroGenics, Inc., Syndax Pharmaceuticals, Inc., TG Therapeutics, Inc., Verastem Inc. and Ziopharm Oncology, Inc.
The changes to our peer group from 2018 include the following: we added Agenus, Inc., Ardelyx, Inc., Calithera Biosciences, Inc., Five Prime Therapeutics, Inc., MacroGenics, Inc., and TG Therapeutics, Inc.; and we removed Achillion Pharmaceuticals, Inc., Asterias Biotherapeutics, Inc., Bellicom Pharmaceuticals, Inc., BioTime Inc., Dicerna Pharmaceuticals, Inc., GTx, Inc., Immunomedics, Inc., NewLink Genetics Corporation, and Stemline Therapeutics Inc.. These changes were based upon a revised analysis prepared by our compensation consultant, and we believe that the revised peer group better reflects companies in our industry at a similar stage of development.
2019 Base Salary. We pay base salaries to provide executive officers with a competitive level of financial security. We establish base salaries for our executives based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions and peer group pay information, as described above. Base salaries are generally reviewed annually, with adjustments based specifically on the individual’s responsibilities, performance and experience during the year. This review generally occurs each year following an annual review of individual performance.
For 2019, the Compensation Committee and the Board of Directors approved an increase in base salary of 3.25% as compared to 2018 for the Chief Executive Officer, an adjustment that was based on both performance and consideration of comparative compensation data from the peer companies listed above that was provided to the Compensation Committee by Arnosti. Also, the Compensation Committee and the Board of Directors approved increases for each of the other named executive officers’ salary for 2019 as compared to 2018 based primarily on Company performance for the year ended December 31, 2018. The increases were as follows: Mr. Lehmann – 3.25%; Dr. Harrington – 3.25%; and Ms. Campbell – 4.0%.
The salary information for our named executive officers is summarized below:

	2018 Salary ($)	2019 Salary ($)	2018 to 2019 % Increase
Dr. Van Bokkelen	550,000	567,875	3.25%
Mr. Lehmann	421,750	435,450	3.25%
Dr. Harrington	419,500	433,135	3.25%
Ms. Campbell	287,500	299,000	4.00%
2019 Cash Incentive Compensation. Given the nature of our business, when appropriate, we reward our named executive officers with performance-related cash compensation. We utilize annual incentive compensation to reward officers and other employees for achieving, on a discretionary "look back" basis, corporate objectives and for meeting individual annual performance objectives. These objectives relate generally to strategic factors, including advancement of our product candidates, manufacturing and process development activities, establishment and maintenance of key strategic relationships, and financial factors, including raising capital and cash management. As described above, target bonuses are generally compared to our peer companies for overall reasonableness.

The Compensation Committee recommended, and the Board approved, no cash incentive compensation payouts for the year ended December 31, 2019 for our named executive officers. Under the 2019 incentive program, each participant was eligible to earn a target incentive compensation payment of a specified percentage of the named executive officer’s salary during the award term, weighted on the achievement of specific corporate goals, with the remainder based on individual/functional performance, as set forth in the following table. The weighting on corporate versus individual/functional performance is related to the relative impact on overall corporate goals and the emphasis and incentives toward departmental performance.

		Weighted On
	Target Amount (as a percentage of 2019 base salary)	Corporate Goals	Individual/Functional Performance
Dr. Van Bokkelen	60%	100%	0%
Mr. Lehmann	45%	80%	20%
Dr. Harrington	45%	80%	20%
Ms. Campbell	35%	60%	40%
The evaluation of goal achievement is at the discretion of the Compensation Committee or the Board of Directors based on input from the Chief Executive Officer (with respect to the named executive officers other than the Chief Executive Officer). The material 2019 corporate goals consisted of program and collaboration goals, including new business development, advancement of MultiStem clinical development, advancement of manufacturing process development, and cash management objectives. Individual/functional goals were based on the named executive officer's scope of responsibility and are closely related to the corporate goals. Attainment of individual/functional goals was evaluated as part of the annual performance appraisal process.
We do not disclose the specific corporate or individual/functional goals for our 2019 incentive compensation program. While the overall amount of incentive compensation is linked to predetermined metrics, the Board of Directors or its designated committee has the discretion to adjust any amount ultimately paid under our annual incentive program after good faith consideration of executive officer performance, overall company performance, market conditions and cash availability. We also do not have a formally adopted plan document for the 2019 incentive program, although the Compensation Committee recommended, and the Board of Directors approved, the specific corporate goals, target compensation levels and weightings between corporate and functional performance. As a result, we view any payments under our annual cash incentive program as discretionary bonuses as opposed to typical non-equity incentive plan compensation.
As demonstrated in the following table, the Compensation Committee and the Board of Directors agreed that none of the named executive officers would be entitled to a discretionary bonus payment under the 2019 incentive program as a result of individual performance and the achievement of operational and strategic goals in 2019, as described above:

	Target Amount (as a percentage of 2019 base salary)	Actual Amount (as a percentage of 2019 base salary)	Cash Incentive Compensation Paid ($)
Dr. Van Bokkelen	60%	0%	$0
Mr. Lehmann	45%	0%	$0
Dr. Harrington	45%	0%	$0
Ms. Campbell	35%	0%	$0
2019 Long-Term Incentive Program. We believe that we can encourage superior long-term performance by our executive officers and employees through encouraging them to own, and assisting them with the acquisition of, our Common Stock. Our equity compensation plans provide our employees, including named executive officers, with incentives to help align their interests with the interests of our stockholders. We believe that the use of Common Stock and stock-based awards offers the best approach to achieving our objective of fostering a culture of ownership, which we believe will, in turn, motivate our named executive officers to create and enhance stockholder value. We have not adopted stock ownership guidelines, but our equity compensation plans provide a principal method for our executive officers to acquire equity in our company.

The following table reflects the number of shares of Athersys Common Stock owned by our named executive officers as of December 31, 2019:

Shares of Common Stock Owned
Dr. Van Bokkelen	1,138,671
Mr. Lehmann	229,738
Dr. Harrington	462,076
Ms. Campbell	474,683
Our equity compensation plans authorize us to grant, among other types of awards, options, restricted stock and RSUs to our employees, Directors and consultants. In 2019, the Board approved and adopted, and the Company’s stockholders approved, the Athersys, Inc. 2019 Equity and Incentive Compensation Plan, or the 2019 Plan, to succeed the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan.
In 2019, we awarded RSUs and stock options to our employees, including the named executive officers. We expect to continue to use equity-based awards as a long-term incentive vehicle because we believe:

•
equity-based awards align the interests of our executives with those of our stockholders, support a Pay For Performance culture, foster an employee stock ownership culture and focus the management team on increasing value for our stockholders;

•	equity-based awards have the potential to increase in value based on our performance and the growth of our stock price;

•
equity-based awards help to provide a balance to the overall executive compensation program because, while base salary and our discretionary incentive compensation program focus on short-term performance, equity-based awards that vest over time reward increases in stockholder value over the longer-term; and

•	the vesting period of equity-based awards encourages executive retention and efforts to preserve stockholder value.
In 2019, we granted, in the aggregate, options to purchase 1,370,352 shares of our Common Stock and 609,040 RSUs to our named executive officers. Equity awards are tied to factors such as performance, peer and market analysis and the total equity ownership level of each named executive officer, and further enhance the retention and long-term stock ownership features of our equity incentive program. In determining the number of stock-based awards to be granted to named executive officers, we review annually our named executive officers’ equity ownership positions, and we take into account the individual’s scope of responsibility, ability to affect results and stockholder value, anticipated future contributions to increases in stockholder value and the value of equity-based awards in relation to other elements of the individual named executive officer’s total compensation; with an emphasis on scope of responsibility, results and stockholder value. We also review competitive compensation data as described above, an assessment of individual performance, a review of each named executive officer’s existing long-term incentives, retention considerations and a subjective determination of the individual’s potential to positively impact future stockholder value. Annual equity-based awards are compared to our peer companies for reasonableness. Equity-based awards are granted from time to time by the Compensation Committee and the Board of Directors, with input from independent compensation consultants, as appropriate. Typically our awards vest quarterly over a four-year period. However, the June 2018 awards vest quarterly over a three-year period since we issued fewer shares in 2018 compared to 2017 and 2019 due to the limited number of shares remaining available for grant under our equity incentive plan at that time, which was succeeded by the 2019 Plan. The June 2019 awards vest quarterly over a four-year period as normal course.
The following stock option and RSU awards were granted to our named executive officers in June 2019 as part of our program for annual equity-based awards, which vest quarterly over a four-year period:

	Stock Options	Restricted Stock Units
Dr. Van Bokkelen	587,280	261,008
Mr. Lehmann	293,648	130,512
Dr. Harrington	293,648	130,512
Ms. Campbell	195,776	87,008
2019 Retirement and Insurance Benefits. Consistent with our compensation philosophy, we maintain benefits for our named executive officers and our employees, including medical, dental, vision, life and disability insurance coverage and the ability to contribute to a 401(k) retirement plan. The named executive officers and other employees have the ability to participate in these benefits at the same levels. We make employer contributions to our 401(k) retirement plan. We provide such retirement and health insurance benefits to our employees to retain qualified personnel.
In addition, Dr. Van Bokkelen, Dr. Harrington, Mr. Lehmann and Ms. Campbell also receive Company-paid life insurance benefits in the amounts of $2.0 million for Dr. Van Bokkelen, Dr. Harrington and Mr. Lehmann, and $1.0 million for Ms. Campbell. These additional life insurance policies are provided to these officers due to their extensive travel requirements and/or contributions to the Company.
Severance Arrangements
See the disclosure under “Potential Payments Upon Termination or Change of Control” for more information about severance arrangements with our named executive officers. We provide such severance arrangements in order to assure that our executives will focus on the best interests of the business at all times, without undue concern for their own financial security.
Employment Agreements and Arrangements
We believe that entering into employment agreements with each of our named executive officers was necessary for us to attract and retain talented and experienced individuals for our senior level positions. In this way, the employment agreements help us meet the initial objective of our compensation program. Each agreement contains terms and arrangements that we agreed to through arms-length negotiation with our named executive officers. We view these employment agreements as reflecting the minimum level of compensation that our named executive officers require to remain employed with us, and thus the bedrock of our compensation program for our named executive officers. For more details of our employment agreements and arrangements in 2019 with our named executive officers, see the disclosure titled “Employment Agreements and Arrangements" under "Grants of Plan-Based Awards for 2019.”
General Tax Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), there is a limitation on tax deductions of any publicly-held corporation for individual compensation to certain current and former executive officers of such corporation such that only the first $1.0 million payable to each such executive is deductible by the Company in any taxable year. Prior to January 1, 2018, there was an exception to this overall deduction limitation for “performance-based” compensation. The Compensation Committee historically structured certain of our incentive programs so that they could, in certain instances, qualify for the performance-based exception. Although this exception has been repealed, certain awards granted on or prior to November 2, 2017 may still qualify for this exception pursuant to a transition rule if they were made pursuant to a “written binding contract” and have not since been materially modified. The Company cannot guarantee any particular tax result with respect to future grants and, similarly, cannot confirm that awards in place as of or prior to November 2, 2017 will be eligible for transition relief.

2019 Summary Compensation Table
The following table and narrative set forth certain information with respect to the compensation for the fiscal years ended December 31, 2019, 2018 and 2017 by our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	All Other Compensation (2) ($)	Total (3) ($)
Gil Van Bokkelen, Chief Executive Officer (4)	2019	567,875	—	404,562	590,216	34,000	1,596,653
	2018	550,000	267,300	340,956	522,446	20,920	1,701,622
	2017	525,000	110,250	328,512	474,000	20,673	1,458,435
Laura Campbell, Senior Vice President of Finance	2019	299,000	—	134,862	196,755	22,670	653,287
	2018	287,500	81,100	116,424	178,920	13,709	677,653
	2017	278,500	40,000	119,720	183,912	13,509	635,641
William (BJ) Lehmann, Jr., President and Chief Operating Officer	2019	435,450	—	202,294	295,116	16,500	949,360
	2018	421,750	142,000	223,146	342,936	9,823	1,139,655
	2017	409,000	66,258	226,008	342,418	8,184	1,051,868
John Harrington, Chief Scientific Officer and Executive Vice President (4)	2019	433,135	—	202,294	295,116	20,700	951,245
	2018	419,500	141,200	218,295	335,475	13,325	1,127,795
	2017	406,750	65,894	218,112	330,480	13,123	1,034,359

(1)
Amounts do not reflect cash compensation actually received by our named executive officers. The dollar amounts for annual stock awards and option awards represent a valuation of the award on the grant date that vests over time and does not represent cash proceeds. The fair value of RSUs and stock option awards are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, or ASC 718. Assumptions used in the calculation of these amounts are included in Note B to the audited consolidated financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2019.

(2)
All other compensation includes payments for 401(k) matching contributions from the Company, additional life insurance policies, contributions to health savings accounts (if applicable) and long-term disability plans for each named executive officer. Amounts over $10,000 include 401(k) matching contributions for Dr. Van Bokkelen, Ms. Campbell and Dr. Harrington in the amounts of $11,800, $11,800 and $11,600, respectively.

(3)
The cash payments (salary and bonus) in the above table represent less than half of the 2019 "Total" compensation column (range is 36% to 46%), with the bulk of the remainder being the value ascribed to equity-based compensation. We believe that the equity-based compensation we provide to our named executive officers helps align their interests with the interests of our stockholders.

(4)	Drs. Van Bokkelen and Harrington also served as our Directors for 2019, 2018 and 2017 and did not receive any compensation for service as Directors.

Grants of Plan-Based Awards for 2019
The following table sets forth plan-based equity awards granted to our named executive officers during 2019 under our equity compensation plans.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Gil Van Bokkelen	June 12, 2019 (1)	261,008	—	—	404,562
	June 12, 2019 (2)	—	587,280	1.55	590,216
Laura Campbell	June 12, 2019 (1)	87,008	—	—	134,862
	June 12, 2019 (2)	—	195,776	1.55	196,755
William (BJ) Lehmann, Jr.	June 12, 2019 (1)	130,512	—	—	202,294
	June 12, 2019 (2)	—	293,648	1.55	295,116
John Harrington	June 12, 2019 (1)	130,512	—	—	202,294
	June 12, 2019 (2)	—	293,648	1.55	295,116

(1)	Restricted stock units granted under our 2019 Plan.

(2)	Options granted under our 2019 Plan.

(3)	The amounts in this column represent the grant date fair value of the RSUs and stock option awards calculated in accordance with ASC 718.
Employment Agreements and Arrangements
Dr. Gil Van Bokkelen. In 1998, we entered into a one-year employment agreement with Dr. Gil Van Bokkelen to serve as President and Chief Executive Officer. The agreement automatically renews for subsequent one-year terms on April 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Dr. Van Bokkelen is entitled to a base salary and an annual discretionary incentive compensation payment. His base salary for 2019 is $567,875 and his target annual incentive compensation payment is 60% of his base salary. Dr. Van Bokkelen is also entitled to life insurance coverage for the benefit of his family in the amount of at least $1.0 million which is currently $2.0 million. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Van Bokkelen has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with us.
William (BJ) Lehmann, Jr. In 2004, we entered into a four-year employment agreement with Mr. Lehmann to serve as Executive Vice President of Corporate Development and Finance. The agreement automatically renews for subsequent one-year terms on January 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. The agreement was amended in 2013 to modify the duration of his severance arrangement, with no change to the events triggering such severance. Under the terms of the agreement, Mr. Lehmann is entitled to a base salary, which is $435,450 for 2019. Mr. Lehmann’s target annual incentive compensation payment for 2019 is 45% of his base salary. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Mr. Lehmann has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of twelve months thereafter, he is restricted from, among other things, competing with us.
Dr. John J. Harrington. In 1998, we entered into a one-year employment agreement with Dr. John J. Harrington to serve as Executive Vice President and Chief Scientific Officer. The agreement automatically renews for subsequent one-year terms on April 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Dr. Harrington is entitled to a base salary and an annual discretionary incentive compensation payment. His base salary for 2019 is $433,135 and his target annual incentive compensation payment is 45% of his base salary. Dr. Harrington is also entitled to life insurance coverage for the benefit of his family in the amount of at least $1.0 million which is currently $2.0 million. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Harrington has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with us.

Laura K. Campbell. In1998, we entered into a two-year employment agreement with Laura K. Campbell to serve as Controller. The agreement automatically renews for subsequent one-year terms on May 22 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Ms. Campbell is entitled to a base salary, which is $299,000 for 2019. Ms. Campbell’s target annual incentive compensation payment for 2019 is 35% of her base salary. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.”
Equity Compensation Plans
We have an incentive plan that authorized an aggregate initial pool of approximately 18,500,000 shares of Common Stock for awards to employees, directors and consultants, of which 14,048,065 shares remained available for future issuance at December 31, 2019. The equity incentive plan authorizes the issuance of equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, RSUs, performance shares and units, and other stock-based awards, which are used to attract and retain qualified employees, Directors and consultants. Equity awards are granted from time to time under the guidance and approval of the Compensation Committee or the Board of Directors. Typically, our new hire and annual awards to employees vest over a four-year period.
401(k) Plan
We have a tax-qualified employee savings and retirement plan, also known as a 401(k) plan, that covers all of our employees. Under our 401(k) plan, eligible employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $19,000 in 2019 plus $6,000 for participants age 50 or older, and have the amount of the reduced compensation contributed to the 401(k) plan. The trustees of the 401(k) plan, at the direction of each participant, invest the assets of the 401(k) plan in designated investment options. We may make matching or profit-sharing contributions to the 401(k) plan in amounts to be determined by the Board of Directors. We made matching contributions to the 401(k) plan during fiscal 2019 at a maximum rate of 100% of the first $3,000 of participant contributions, plus 40% of participant contributions in excess of $3,000 per participant, which amounted to approximately $431,000 in 2019. The 401(k) plan is intended to qualify under Section 401 of the Code, so that contributions to the 401(k) plan and income earned on the 401(k) plan contributions are not taxable until withdrawn, and so that any contributions we make will be deductible when made.

Outstanding Equity Awards at 2019 Fiscal Year-End
The following table sets forth outstanding equity awards held by our named executive officers at December 31, 2019.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Gil Van Bokkelen	73,410	513,870	1.55	June 12, 2029	(1)	—		—
	175,200	175,200	2.31	June 18, 2028	(1)	—		—
	312,500	187,500	1.46	June 7, 2027	(1)	—		—
	437,500	62,500	2.19	June 20, 2026	(1)	—		—
	180,752	—	1.28	June 24, 2025	(1)	—		—
	207,680	—	1.65	June 17, 2024	(1)	`		—
	185,000	—	1.71	June 18, 2023	(1)	—		—
	—	—	—	—		28,126	(2)	34,595	(6)
	—	—	—	—		84,378	(3)	103,784	(6)
	—	—	—	—		73,800	(4)	90,774	(6)
	—	—	—	—		228,382	(5)	280,910	(6)
Laura Campbell	24,472	171,304	1.55	June 12, 2029	(1)
	60,000	60,000	2.31	June 18, 2028	(1)	—		—
	121,250	72,750	1.46	June 7, 2027	(1)	—		—
	138,432	19,776	2.19	June 20, 2026	(1)	—		—
	46,875	3,125	1.84	March 7, 2026	(1)	—		—
	100,384	—	1.28	June 24, 2025	(1)	—		—
	103,840	—	1.65	June 17, 2024	(1)	—		—
	60,000	—	1.71	June 18, 2023	(1)	—		—
	—	—	—	—		8,474	(2)	10,423	(6)
	—	—	—	—		30,750	(3)	37,823	(6)
	—	—	—	—		25,200	(4)	30,996	(6)
	—	—	—	—		76,132	(5)	93,642	(6)
William (BJ) Lehmann	36,706	256,942	1.55	June 12, 2029	(1)
	115,002	115,002	2.31	June 18, 2028	(1)	—		—
	225,750	135,450	1.46	June 7, 2027	(1)	—		—
	316,050	45,150	2.19	June 20, 2026	(1)	—		—
	117,680	—	1.28	June 24, 2025	(1)	—		—
	121,152	—	1.65	June 17, 2024	(1)	—		—
	115,000	—	1.71	June 18, 2023	(1)	—		—
	—	—	—	—		19,350	(2)	23,801	(6)
	—	—	—	—		58,050	(3)	71,402	(6)
	—	—	—	—		48,300	(4)	59,409	(6)
	—	—	—	—		114,198	(5)	140,464	(6)
John Harrington	36,706	256,942	1.55	June 12, 2029	(1)
	112,500	112,500	2.31	June 18, 2028	(1)	—		—
	217,880	130,728	1.46	June 7, 2027	(1)	—		—
	305,032	43,576	2.19	June 20, 2026	(1)	—		—
	117,680	—	1.28	June 24, 2025	(1)	—		—
	121,152	—	1.65	June 17, 2024	(1)	—		—
	100,000	—	1.71	June 18, 2023	(1)	—		—
	—	—	—	—		18,674	(2)	22,969	(6)
	—	—	—	—		56,022	(3)	68,907	(6)
	—	—	—	—		47,250	(4)	58,118	(6)
	—	—	—	—		114,198	(5)	140,464	(6)

(1)	Options have a ten-year term and generally vest ratably over four years on a quarterly basis, except awards granted in 2018 which generally vest ratably over three years on a quarterly basis.

(2)	The stock awards reflected in this column consist of RSUs granted on June 20, 2016, which generally vest over four years on a quarterly basis.

(3)	The stock awards reflected in this column consist of RSUs granted on June 7, 2017, which generally vest over four years on a quarterly basis.

(4)	The stock awards reflected in this column consist of RSUs granted on June 18, 2018, which generally vest over three years on a quarterly basis.

(5)	The stock awards reflected in this column consist of RSUs granted on June 12, 2019, which generally vest over four years on a quarterly basis.

(6)	Value is based on the closing price of our Common Stock of $1.23 on December 31, 2019, as reported on NASDAQ.
2019 Option Exercises and Stock Vested
The following table provides information on all option awards exercised and stock awards vested and the value realized upon exercise or vesting, as applicable, by the named executive officers during fiscal 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Gil Van Bokkelen	20,000	25,600	205,486	305,146
Laura Campbell	—	—	70,702	105,342
William (BJ) Lehmann	—	—	132,454	197,375
John Harrington	—	—	129,050	192,260

(1)	The value realized upon exercise of these stock options is the difference between the market price of the underlying securities at exercise and the exercise price of the stock options.

(2)
The value realized upon vesting of these RSUs is the product of multiplying the number of shares of Common Stock issued upon vesting by the market value of the underlying shares on the vesting date. It does not represent cash proceeds to the employee until the underlying shares are sold.

Potential Payments Upon Termination or Change in Control
Under their employment agreements, the named executive officers may be entitled to certain potential payments upon termination of employment. In the event that an executive officer’s employment is terminated without cause or the executive officer terminates employment for good reason, as defined in the agreements, we would be obligated to continue to pay the full base salary for a defined period, subject to mitigation related to other employment and subject to compliance with confidentiality agreements. The defined payment period is eighteen months for Dr. Gil Van Bokkelen and Dr. John Harrington, twelve months for Mr. William (BJ) Lehmann and six months for Ms. Laura Campbell. We would also be obligated to continue the participation of Dr. Gil Van Bokkelen and Dr. John Harrington in all medical, life and employee “welfare” benefit programs for a period of eighteen months at our expense, to the extent available and possible under the programs.
The agreements define “cause” to mean willful and continuous neglect of such executive officer’s duties or responsibilities or willful misconduct by the executive officer that is materially and manifestly injurious to our Company. “Good reason” includes, among other things, demotion, salary reduction, relocation without consent, failure to provide an executive officer with adequate and appropriate facilities and termination by the executive officer within 90 days of a change in control. A “change in control” occurs when (1) a person or group of persons purchases 50% or more of our consolidated assets or a majority of our voting shares, or (2) if, following a public offering, the directors of Athersys immediately following the offering no longer constitute a majority of the Board of Directors. Upon a change in control, or if the named executive officer should die or become permanently disabled, all unvested stock options and unvested RSUs become immediately vested and exercisable. Unvested RSUs also vest in the event of a termination without cause. As of December 31, 2019, each of the named executive officers held unvested stock options and RSUs, as reflected in the Outstanding Equity Awards at 2019 Fiscal Year-End table above.
In the event that an executive officer’s employment is terminated for cause or as a result of death, we would be obligated to pay full base salary and other benefits, including any unpaid expense reimbursements, through the date of termination, and would have no further obligations to the executive officer (other than with respect to equity award vesting as described above). In the event that an executive officer is unable to perform duties as a result of a disability, in addition to the equity award vesting described above, we would be obligated to pay full base salary and other benefits until employment is terminated and for a period of twelve months from the date of such termination.
The table below reflects the amount of compensation payable to each named executive officer in the event of a change in control and/or termination of such executive’s employment in the circumstances described, pursuant to such executive’s employment agreement and the terms of outstanding equity awards. The amounts shown assume that such termination and/or change in control was effective as of December 31, 2019 and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to executives upon such a termination of employment or change in control.

	Executive Benefit and Payments	Termination Without Cause or Voluntary For Good Reason ($)	Death/Disability ($)		Change In Control ($)
Gil Van Bokkelen	Cash Severance Payment	851,813	567,875	(C)	—
	Continuation of Benefits	92,461	61,641	(C)	—
	Accelerated Vesting of Options (A)	—	—		—
	Accelerated Vesting of RSUs (B)	1,155,056	1,155,056		1,155,056
	Total	2,099,330	1,784,572		1,155,056
William (BJ) Lehmann, Jr.	Cash Severance Payment	435,450	435,450	(C)	—
	Continuation of Benefits	—	44,129	(C)	—
	Accelerated Vesting of Options (A)	—	—		—
	Accelerated Vesting of RSUs (B)	679,629	679,629		679,629
	Total	1,115,079	1,159,208		679,629
John Harrington	Cash Severance Payment	649,703	433,135	(C)	—
	Continuation of Benefits	72,537	48,358	(C)	—
	Accelerated Vesting of Options (A)	—	—		—
	Accelerated Vesting of RSUs (B)	668,808	668,808		668,808
	Total	1,391,048	1,150,301		668,808
Laura Campbell	Cash Severance Payment	149,500	299,000	(C)	—
	Continuation of Benefits	—	46,645	(C)	—
	Accelerated Vesting of Options (A)	—	—		—
	Accelerated Vesting of RSUs (B)	402,155	402,155		402,155
	Total	551,655	747,800		402,155
(A) Based on the closing price of our Common Stock of $1.23 on December 31, 2019, all unvested stock options were "underwater".
(B) Value of accelerated vesting of RSUs is based on the closing price of our Common Stock of $1.23 on December 31, 2019, as reported on NASDAQ.
(C) Twelve months of continued base salary and benefits provided in the event of disability, but not in the event of death.

Director Compensation Table for 2019
The following table summarizes compensation paid to our non-employee Directors in 2019:

Name(a)	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Lee E. Babiss (Lead Director)	91,000	48,800	139,800
Hardy TS Kagimoto, M.D.(2)	—	—	—
Ismail Kola	48,500	48,800	97,300
Lorin J. Randall	80,000	48,800	128,800
Jack L. Wyszomierski	61,000	48,800	109,800

(1)
Amounts in this column do not necessarily reflect compensation actually received by our Directors. The amounts in this column reflect the full grant date fair value of the equity awards made during the fiscal year ended December 31, 2019, in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note B to the 2019 audited consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2019. Dr. Babiss, Dr. Kola, Mr. Randall and Mr. Wyszomierski each had 355,000 option awards outstanding as of December 31, 2019.

(2)	Dr. Kagimoto is not compensated as he is not an independent director.
Under our 2019 Director compensation program for non-employee independent Directors, new Directors receive an initial stock option grant to purchase 60,000 shares of Common Stock, increased to 100,000 shares of Common Stock effective January 1, 2020, at fair market value on the date of grant, which option award generally vests at a rate of 33.33% per year, with cliff vesting in year one and quarterly vesting in years two and three. Thereafter, the non-employee independent Directors receive annually an option award to purchase 50,000 shares of our Common Stock at fair market value on the date of grant, which option award generally vests quarterly over a one-year period, with such anniversary awards issued in June of each year in connection with our annual stockholder meeting. A Director's award has a term of ten years and upon the termination of the Director's service, the Director has eighteen months in which to exercise the vested portion of the Director's options prior to forfeiture.
Our Directors receive annual cash compensation retainers as set forth below:

Board Member	$40,000
Lead Director	$25,000
Audit Committee — Chairman	$20,000
Audit Committee — Member	$9,000
Compensation Committee — Chairman	$15,000
Compensation Committee — Member	$7,000
Nominations and Corporate Governance Committee — Chairman	$10,000
Nominations and Corporate Governance Committee — Member	$5,000
These annual retainers are paid in quarterly installments and Directors are reimbursed for reasonable out-of-pocket expenses incurred while attending Board and committee meetings. Pursuant to the 2019 Plan, in no event will any non-employee Director in any one calendar year be granted (i) awards under the 2019 Plan, in the aggregate, with respect to more than 150,000 shares of common stock, plus (ii) other compensation for such service in excess of $150,000 in cash.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section above and based on this review and discussion, has recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement and the Company's annual report on Form 10-K for the fiscal year ended December 31, 2019.
Compensation Committee
Board of Directors

Lorin J. Randall
Lee E. Babiss
Ismail Kola
Jack W. Wyszomierski

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth certain information known to us regarding the beneficial ownership of our Common Stock as of April 24, 2020 (unless otherwise indicated below) by:

•	each person known by us to beneficially own more than 5% of our Common Stock;

•	each of our Directors;

•	each of the executive officers named in the 2019 Summary Compensation Table; and

•	all of our Directors and executive officers as a group.
We determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock that could be issued upon the exercise of outstanding options, RSUs and warrants held by that person that are exercisable within 60 days of April 24, 2020 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.
Percentage ownership calculations for beneficial ownership for each person or entity are based on 196,474,528 shares of Common Stock outstanding as of April 24, 2020.
Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares	Percent of Class
Greater Than 5% Stockholders
HEALIOS K.K.(1)	16,000,000	8.1%
BlackRock, Inc.(2)	10,011,823	5.1%
Directors and Executive Officers
Gil Van Bokkelen(3)	3,023,781	1.5%
Lee Babiss(4)	355,000	*
John Harrington(5)	1,654,570	*
Ismail Kola(4)	370,000	*
Lorin Randall(4)	355,000	*
Jack Wyszomierski(4)	355,000	*
Hardy TS Kagimoto(6)	16,000,000	8.1%
Laura Campbell(7)	1,127,616	*
William (BJ) Lehmann, Jr.(8)	1,446,966	*
All Directors and executive officers as a group (9 persons)	24,687,933	12.6%

*    Less than 1%.

(1)
Pursuant to the Schedule 13D filed on April 2, 2020, Healios beneficially owns 16,000,000 shares of Common Stock. The address for Healios is World Trade Center Building, 15F, 2-4-1 Hamamatsucho, Minato-ku, Tokyo, 105-6115, Japan.

(2)	Pursuant to Schedule 13G filed on February 7, 2020, BlackRock, Inc. beneficially owns 10,011,823 shares of Common Stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)	Includes vested options and RSUs for 1,854,341 shares of Common Stock at a weighted average exercise price of $1.80 per share that vest within 60 days of April 24, 2020.

(4)	Includes vested options for 355,000 shares of Common Stock at a weighted average exercise price of $1.81 per share.

(5)	Includes vested options and RSUs for 1,185,226 shares of Common Stock at a weighted average exercise price of $1.81 per share that vest within 60 days of April 24, 2020.

(6)
Includes the shares of Common Stock beneficially owned by Healios. Dr. Kagimoto is the Representative Director, Chairman and Chief Executive Officer of Healios and may be deemed to have beneficial ownership of the shares of Common Stock beneficially owned by Healios.

(7)	Includes vested options and RSUs for 755,988 shares of Common Stock at a weighted average exercise price of $1.76 per share that vest within 60 days of April 24, 2020.

(8)	Includes vested options and RSUs for 1,225,662 shares of Common Stock at a weighted average exercise price of $1.81 per share that vest within 60 days of April 24, 2020.

EMPLOYEE, OFFICER AND DIRECTOR HEDGING
Our Board has not adopted, and we do not have, any specific policies regarding the ability of our officers and directors, as well as our employees, or any of their designees, to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities. However, historically such transactions have not been permitted, and our directors, officers and employees must comply with our Insider Trading Policy at all times. We expect our Board of Directors to formally adopt a policy addressing hedging our equity securities later this year.

SUBMISSION OF STOCKHOLDER PROPOSALS AND ADDITIONAL INFORMATION
The Company must receive by December 30, 2020 any proposal of a stockholder intended to be presented at the 2021 annual meeting of stockholders of the Company, which we refer to as the 2021 Annual Meeting, and to be included in the Company’s proxy, notice of meeting and proxy statement related to the 2021 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals must be addressed to the Company, 3201 Carnegie Avenue, Cleveland, Ohio 44115 and should be submitted to the attention of the Secretary by certified mail, return receipt requested. Proposals of stockholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2021 Annual Meeting, which we refer to as Non-Rule 14a-8 Proposals, and nominations of candidates to the Board must be received by the Company between February 18, 2021 and March 20, 2021 or such proposals or nominations will be considered untimely under Rule 14a-4(c) of the Exchange Act. The Company’s proxy related to the 2021 Annual Meeting may give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company.
The Company will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2019, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634, Attention: Corporate Secretary.
SOLICITATION OF PROXIES
The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the Directors, officers and employees of the Company by personal interview or telephone. Such Directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

OTHER MATTERS
The Directors know of no other matters that are likely to be brought before the Annual Meeting. The Company did not receive notice between February 13, 2020 and March 14, 2020 of any other matter intended to be raised by a stockholder at the Annual Meeting. Therefore, the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors

/s/ William Lehmann, Jr.
William Lehmann, Jr.
Secretary
April 29, 2020
IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING ONLINE PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 18, 2020
This Proxy Statement and our Annual Report for the fiscal year ended December 31, 2019 are available free of charge at https://www.athersys.com/investors/financial-information/annual-reports/default.aspx. We will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2019, as filed with the SEC. Requests for such copies should be directed to: Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634, Attention: Corporate Secretary.
For information on how to obtain information to attend the virtual Annual Meeting and vote online please contact the Company’s Director of Corporate Communications & Investor Relations at khunady@athersys.com. You may also vote electronically at www.proxyvote.com or telephonically at 1-800-690-6903 within the United States and Canada.

ATHERSYS, INC.
3201 CARNEGIE AVENUE
CLEVELAND, OH 44115

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 17, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ATHX2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 17, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR the 8 listed Director nominees.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. To elect eight Directors nominated by the Board of Directors:

Nominees

01 Gil Van Bokkelen
02 John J. Harrington
03 Lee E. Babiss
04 Ismail Kola
05 Lorin J. Randall
06 Jack L. Wyszomierski
07 Hardy TS Kagimoto
08 Kenneth H. Traub

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending Dec. 31, 2020.	☐	☐	☐
3. Approval, on an advisory basis, of named executive officer compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000467314_1 R1.0.1.18

FOR COMMENTS AND/OR ADDRESS CHANGES, PLEASE SEND THEM VIA EMAIL TO:
IR@ATHERSYS.COM

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

ATHERSYS, INC.
Annual Meeting of Shareholders
June 18, 2020 8:30 a.m. EDT
This proxy is solicited by the Board of Directors

Proxy Solicited by Board of Directors for Annual Meeting - June 18, 2020

Dr. Gil Van Bokkelen, Mr. William Lehmann and Mr. Ivor Macleod, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Athersys, Inc. to be held online via live webcast at www.virtualshareholdermeeting.com/ATHX2020, on June 18, 2020 at 8:30 a.m. EDT or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the eight listed Director nominees, FOR items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

0000467314_2 R1.0.1.18

Continued and to be signed on reverse side